                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             The Actava Group Inc.
- - --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

                             The Actava Group Inc.
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             THE ACTAVA GROUP INC.
                          4900 GEORGIA-PACIFIC CENTER
                             ATLANTA, GEORGIA 30303

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 10, 1994
                             ---------------------

     The Annual Meeting of Stockholders of The Actava Group Inc. (formerly named Fuqua Industries, Inc.) (the "Company") will be held at 133 Peachtree Street, Georgia-Pacific Center Auditorium, Atlanta, Georgia 30303, on Friday, June 10, 1994, at 11:00 a.m., local time, for the following purposes:

          (1) To elect nine directors to serve for the ensuing year or until their successors are duly elected and have qualified.

          (2) To act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

     The Board of Directors has fixed the close of business on April 29, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     The Annual Meeting of Stockholders may be adjourned from time to time without notice other than announcement at the Annual Meeting, and any business for which notice of the Annual Meeting is hereby given may be transacted at a reconvened meeting following such adjournment.

     We urge you to sign and date the enclosed proxy card and return it promptly in the enclosed envelope. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

                                           By Order of the Board of Directors

                                           JOHN D. PHILLIPS
                                           President and Chief Executive Officer
Atlanta, Georgia
May 9, 1994

                             THE ACTAVA GROUP INC.

                             ---------------------

                            PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 10, 1994
                             ---------------------

     This proxy solicitation is made by the Board of Directors of The Actava Group Inc. (formerly named Fuqua Industries, Inc.) (the "Company"), which has its principal executive offices at 4900 Georgia-Pacific Center, Atlanta, Georgia 30303. By signing and returning the enclosed proxy card, you authorize the representatives of the Board of Directors named on it to represent you and vote your shares.

     If you attend the Annual Meeting, you may vote by ballot. If you are not present at the Annual Meeting, your shares can be voted only when represented by proxy. You may indicate a vote for or against each proposal on the proxy card and your shares will be voted accordingly. If you indicate a preference to abstain on any proposal, no vote will be recorded. You may withhold your vote from any nominee for director by writing his name in the appropriate space on the proxy card. You may cancel your proxy before balloting begins by notifying the Corporate Secretary in writing at 4900 Georgia-Pacific Center, Atlanta, Georgia 30303. In addition, you may revoke any proxy signed and returned by you at any time before it is voted by signing and duly delivering a new proxy bearing a later date or by attending the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the proxy committee will vote your shares for the election of the nominated directors and in their discretion on any other matters that properly come before the meeting.

     The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, proxy solicitations may also be made personally or by telephone or telegram by directors or officers of the Company, as yet undesignated, without added compensation. The Company will reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy materials to beneficial owners. The Company has engaged Georgeson & Co., a professional proxy soliciting firm, to assist in the solicitation of proxies for a fee of $7,000 plus reimbursement of out-of-pocket expenses.

     Only stockholders of record as of the close of business on April 29, 1994 will be entitled to notice of and to vote at the Annual Meeting of Stockholders. On April 29, 1994, the Company had outstanding and entitled to vote at the Annual Meeting of Stockholders 18,264,876 shares of its Common Stock, par value $1.00 per share (the "Common Stock").

     This proxy statement and form of proxy are first being sent to stockholders on or about May 9, 1994. The Company's 1993 Annual Report to Stockholders has previously been distributed to all stockholders of record as of the record date for the Annual Meeting of Stockholders and should be read in conjunction with the matters set forth herein. See "OTHER BUSINESS -- ANNUAL REPORT."

                            I. ELECTION OF DIRECTORS

NOMINEES

     Stockholders annually elect directors to serve for one year or until their successors have been elected and shall have qualified. All of the individuals nominated by the Board of Directors for election are presently directors of the Company.

     Triton Group Ltd. ("Triton") owns approximately 24% of the outstanding shares of the Company's Common Stock. The Company and Triton are parties to an Amended and Restated Stockholder Agreement dated as of June 25, 1993 (the "Stockholder Agreement") pursuant to which the Company and Triton agreed that the Board of Directors of the Company shall consist of not more than nine directors, two of whom shall be designated by Triton. Two of the individuals currently serving on the Board of Directors and being nominated for election by the stockholders were designated by Triton. They are Richard Nevins, who was elected to the Board of Directors on July 19, 1993, and Michael E. Cahr, who was elected to the Board of Directors on March 15, 1994. See "OWNERSHIP OF COMPANY STOCK BY CERTAIN HOLDERS" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

     The following is a brief description of the business experience of each nominee for at least the past five years.

     JOHN E. ADERHOLD, age 68, is Chairman of Winter Properties, a real estate development company. From December 1992 until May 1994, he served as co-chairman of the Corporation of Olympic Development in Atlanta ("CODA"). He has served as a director of the Company since January 18, 1993. Mr. Aderhold served as vice-chairman of and a consultant to Intermet Corporation (the foundry division) headquartered in Atlanta, Georgia from March 1992 until he joined CODA in December 1992. From 1967 until joining Intermet, Mr. Aderhold served as president, and in 1989 became chairman and chief executive officer, of the Rayloc Division of Genuine Parts Company. He is currently a director of Aaron Rents, Inc. and American Business Products. He is Chairman of the Company's Audit Committee and is a member of the Compensation and Acquisition Advisory Committees.

     MICHAEL E. CAHR, age 54, has served as Venture Group Manager for Allstate Venture Capital, a division of Allstate Insurance Company, since 1987. He is also a director of Triton, LifeCell Corporation, Optek Technologies, Inc., and several privately owned companies. Mr. Cahr was nominated by Triton and elected to the Board of Directors on March 15, 1994 pursuant to the Stockholder Agreement.

     JOHN M. DARDEN, III, age 54, is chairman and chief executive officer of Sands & Company, Inc. ("Sands"), a privately-held company in the food service business and headquartered in Atlanta, Georgia. Mr. Darden joined Sands in 1961 and has served as chairman, president and chief executive officer since 1970. He is Chairman of the Company's Compensation Committee and is a member of the Audit Committee, the Retirement Committee and the Acquisition Advisory Committee. Mr. Darden has served as a director of the Company since March 16, 1992.

     JOHN P. IMLAY, JR., age 57, is chairman of Dun & Bradstreet Software Services, Inc., an application software company located in Atlanta, Georgia, and has served in that capacity since 1990. Prior to that, he was Chairman of Management Science America, a mainframe applications software company which he founded in the 1960s. Mr. Imlay is also a director of the Atlanta Falcons, a National Football League team, and The Gartner Group. Mr. Imlay is Chairman of the Company's Acquisition Advisory Committee and is a member of the Compensation and Retirement Committees. Mr. Imlay has served as a director of the Company since January 18, 1993.

     CLARK A. JOHNSON, age 63, has been a director of the Company since April 27, 1990. He has served as chairman and chief executive officer of Pier 1 Imports, Inc. ("Pier 1 Imports"), a specialty retailer of decorative home furnishings, since March 1984. Mr. Johnson is a director of Albertson's Inc., Anacomp, Inc., Heritage Media Corporation, InterTAN, Inc., and Pier 1 Imports, Inc. He is Chairman of the Company's Executive Committee and is a member of the Nomination and Acquisition Advisory Committees.

     ANTHONY F. KOPP, age 61, has been chief executive officer and president of Newport Development Corporation since November, 1985. Newport Development Corporation, located in Orlando, Florida, owns and operates mobile home parks in the Orlando area and maintains an equipment leasing division. He was formerly the president of Diners Club Credit Card Division from 1968 through 1971. He has been a director of the Company since February 1991 and is the Chairman of the Company's Retirement Committee and is a member of the Audit Committee and the Acquisition Advisory Committee.

     RICHARD NEVINS, age 47, is President of Richard Nevins & Associates, a financial advisory firm, and a Managing Director of Ambient Capital Group, Inc., a private investment bank. Mr. Nevins founded Richard Nevins & Associates in January 1992 and began his affiliation with Ambient Capital in 1993. From 1990 until forming Richard Nevins & Associates, Mr. Nevins was a Managing Director at Smith, Barney, Harris, Upham & Co., Inc. Before joining Smith, Barney, Mr. Nevins was a Managing Director at Drexel Burnham Lambert Incorporated. Mr. Nevins is a member of the Retirement Committee, the Nomination Committee, and the Acquisition Advisory Committee. Mr. Nevins was nominated by Triton and elected to the Board of Directors on July 19, 1993 pursuant to the Stockholder Agreement.

     JOHN D. PHILLIPS, age 51, was elected president and chief executive officer of the Company on April 19, 1994. He was also elected to the Board of Directors of the Company and to the Executive Committee on the same date. Mr. Phillips served as chief executive officer of Resurgens Communications Group, Inc. ("Resurgens") from May 1989 until Resurgens was merged with Metromedia Communications Corporation and LDDS Communications, Inc. in September 1993. Mr. Phillips served as president and chief operating officer of Advanced Telecommunications Corporation from June 1985 until October 1988. Mr. Phillips and the Company are parties to an Employment Agreement containing the terms of Mr. Phillips' employment by the Company. See "AGREEMENTS WITH JOHN D. PHILLIPS."

     CARL E. SANDERS, age 68, is engaged in the private practice of law as the Chairman of Troutman Sanders, Atlanta, Georgia. Mr. Sanders has been a director of the Company since 1967, except for a one-year period from April 1970 to April 1971. He is a former Governor of the State of Georgia and is also a director of Carmike Cinemas, Inc. and Healthdyne, Inc. Mr. Sanders is Chairman of the Company's Nomination Committee and is a member of the Acquisition Advisory Committee and the Executive Committee.

     All of the nominees have indicated a willingness to serve on the Board of Directors of the Company. If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute nominee or nominees proposed by the Board of Directors.

     The nine nominees who receive the greatest number of votes cast for the election of directors at the meeting shall become directors at the conclusion of the tabulation of votes.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH ABOVE.

                             ADDITIONAL INFORMATION

MEETINGS AND CERTAIN COMMITTEES OF THE BOARD

     The Board of Directors held seven regular meetings and ten special telephonic meetings during 1993. All directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and all committees of the Board of Directors on which they served.

     The Board of Directors has delegated certain functions to the following standing committees:

          THE EXECUTIVE COMMITTEE is authorized, to the extent permitted by law and by the Company's Certificate of Incorporation and By-Laws, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board. During 1993, the committee held one meeting and took action by unanimous written consent in lieu of a meeting on nine occasions. All actions taken by the committee were subsequently ratified by the full Board of Directors. The current members of the Executive Committee are Messrs. Phillips, Sanders, and Johnson.

          THE AUDIT COMMITTEE recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the Company's audits, the Company's internal accounting controls, and the professional services furnished by the independent auditors to the Company. The Audit Committee held one meeting during 1993. The current members of the Audit Committee are Messrs. Aderhold, Darden and Kopp.

          THE COMPENSATION COMMITTEE'S functions are to review, approve, recommend and report to the chief executive officer and the Board of Directors matters specifically relating to the compensation of the Company's chief executive officer and other key executives and to administer the Company's stock option plans. The committee held four meetings during 1993 and took action by unanimous written consent in lieu of a meeting on one occasion. The current members of the Compensation Committee are Messrs. Darden, Aderhold and Imlay.

          THE RETIREMENT COMMITTEE'S functions are to review and make findings, reports and recommendations to the Board of Directors regarding matters relative to retirement benefit plans, packages or programs for the Company's officers and employees. The current members of the Retirement Committee, which held no meetings in 1993, are Messrs. Kopp, Darden, Imlay and Nevins.

          THE ACQUISITION ADVISORY COMMITTEE is responsible for reviewing acquisition, merger or other combination opportunities involving the Company. This committee did not hold any formal meetings during 1993. The current members of the Acquisition Advisory Committee are Messrs. Imlay, Aderhold, Darden, Sanders, Johnson, Kopp and Nevins.

          THE NOMINATION COMMITTEE'S principal function is to identify candidates and recommend to the Board of Directors nominees for membership on the Board of Directors. The Nomination Committee expects normally to be able to identify from its own resources the names of qualified nominees, but it will accept from stockholders recommendations of individuals to be considered as nominees. Any such nominations should be submitted in writing to the Company at 4900 Georgia-Pacific Center, Atlanta, Georgia 30303,
     Attention: Corporate Secretary. The Nomination Committee did not hold any formal meetings in 1993. The current members of the Nomination Committee are Messrs. Sanders, Johnson, and Nevins.

COMPENSATION OF DIRECTORS

     In 1993, each director of the Company who was not employed by the Company received a monthly retainer of $2,000 plus $1,200 for each meeting of the Board of Directors which he attended in person and $500 for each meeting of the Board of Directors in which he participated by conference telephone call. Chairmen of committees of the Board of Directors are paid an additional fee of $2,500 per year. Members of committees of the Board of Directors are paid $500 for each meeting attended if held in conjunction with a meeting of the full Board of Directors or $1,200 if held separately. Directors are also reimbursed for their expenses in attending meetings and engaging in other business activities for the Company.

     In March 1994, the Board of Directors eliminated the monthly cash retainer previously paid to all non-employee directors of the Company. In lieu of the monthly cash retainer, each director who is not employed by the Company will receive 300 shares of the Company's Common Stock for each month of service as a director. This arrangement is subject to stockholder approval and will be submitted to the stockholders for approval at the 1995 Annual Meeting of Stockholders. No shares will be issued to the directors until stockholder approval is obtained. Meeting fees will continue to be paid in cash at the same rate as in 1993.

     Directors who are not employees of the Company also are entitled to receive options to purchase shares of the Company's Common Stock under the 1991 Non-Employee Director Stock Option Plan (the "Director Plan"). Certain amendments to the Director Plan were approved at the 1993 Annual Meeting of Stockholders. As amended, the Director Plan provides that:

          (1) Each non-employee director of the Company on August 3, 1992 was granted an option to purchase 10,000 shares of Common Stock at an exercise price of $11.875, the closing price of the Common Stock on the trading day immediately preceding the date of grant. Options granted to these directors became fully vested as to all 10,000 shares upon approval of the amendments to the Director Plan at the 1993 Annual Meeting of Stockholders.

          (2) Each person who becomes a non-employee director of the Company after August 3, 1992 will receive an option for 10,000 shares of Common Stock on the day he is elected as a director at an exercise price equal to the closing price of the Common Stock on the trading day preceding his election. Options granted to these directors become fully vested and are exercisable as to all 10,000 shares on March 31 in the year after the date the director is elected if the Company has net income for the year in which the director is elected or earnings equal to or better than budgeted results for such year. In 1993, options were granted under the Director Plan to each of Messrs. Aderhold, Imlay and Nevins, but all of these options have expired because the Company in 1993 did not have net income or earnings equal to or better than budgeted results for 1993.

     Options granted under the Director Plan have a term of ten years, and the Director Plan itself terminates ten years after the initial grant date under the Plan, or on June 27, 2001.

     The following table shows the amount of options held by directors of the Company under the Director Plan as of April 29, 1994:

                                                                           NUMBER OF SHARES
                                                                                 SUBJECT TO
     NAME AND POSITION                                                              OPTIONS
     -------------------------------------------------------------------  -----------------
     Michael E. Cahr....................................................        10,000(1)
       Director
     John M. Darden, III................................................        10,000(2)
       Director
     Clark A. Johnson...................................................        10,000(2)
       Director
     Anthony F. Kopp....................................................        10,000(2)
       Director
     Carl E. Sanders....................................................        10,000(2)
       Director
     Non-Employee Director Group........................................        50,000

- - ---------------

(1) Mr. Cahr was elected as a director on March 15, 1994, and the options granted to him are exercisable at $6.75 per share. These options vest and become fully exercisable on March 31, 1995, assuming the Company has net income or earnings equal to or greater than budgeted results for 1994.
(2) These options are exercisable at $11.875 per share.

     During the first quarter of 1992, the Company implemented a group medical plan for directors which provides medical coverage at group premium rates to active directors electing such coverage and to a director who upon retirement either has participated in the plan for the entire period that the individual has been a director since March 1, 1992 or has participated in the plan for the three consecutive years immediately prior to the individual's retirement as a director. The medical plan currently pays for 100% of a director's single coverage premium and between 25% and 50% of the dependent coverage premium.

CERTAIN RELATIONSHIPS BETWEEN THE COMPANY AND DIRECTORS

     Mr. Sanders is Chairman of Troutman Sanders, a law firm which provides legal services to the Company. During 1993, the Company paid approximately $785,000 to Troutman Sanders for legal services. Triton reimbursed the Company for approximately $332,500 of this amount as required by the provisions of the Loan Agreement between the Company and Triton. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- TRITON LOAN."

     Mr. Darden is Chairman and Chief Executive Officer of Sands, a food service business headquartered in Atlanta. For approximately ten years, Sands has provided snack bar and vending machine services to the employees of the Company's Snapper Division in McDonough, Georgia ("Snapper"). During 1993, the revenue received by Sands from this relationship totalled approximately $314,000, all of which was paid by employees of Snapper rather than by the Company. The relationship between Sands and Snapper existed before Mr. Darden was elected as a director of the Company.

CERTAIN LEGAL PROCEEDINGS

     On February 25, 1991, a lawsuit styled Virginia E. Abrams and Fuqua Industries, Inc. v. J. B. Fuqua, et al., Civil Action No. 11974, was filed in the Delaware Chancery Court. The named defendants are certain current and former members of the Company's Board of Directors and certain former members of the Board of Directors of Intermark. Intermark is a predecessor to Triton, which currently owns approximately 24% of the outstanding shares of the Company's Common Stock. The Company was named as a nominal defendant in this lawsuit. The action was brought derivatively in the right of and on behalf of the Company and purportedly was filed as a class action lawsuit on behalf of all holders of the Company's Common Stock other than the defendants. The complaint alleges, among other things, a long-standing pattern and practice by the defendants of misusing and abusing their power as directors and insiders of the Company by manipulating the affairs of the Company to the detriment of the Company's past and present stockholders. The complaint seeks (i) monetary damages from the director defendants, including a joint and several judgment for $15,700,000 for alleged improper profits obtained by Mr. J.
B. Fuqua in connection with the sale of his shares in the Company to Intermark;
(ii) injunctive relief against the Company, Intermark and its former directors, including a prohibition against approving or entering into any business combination with Intermark without specified approval; and (iii) costs of suit and attorneys' fees.

     As of March 4, 1991, two additional complaints, Behrens and Harris v. Fuqua Industries, Inc., et al., Civil Action No. 11988, and Freberg and Lewis v. Fuqua Industries, Inc., et al., Civil Action No. 11989, had been filed in the Delaware Chancery Court by plaintiffs who allege that they are stockholders of the Company. Each of these complaints purported to be brought on behalf of a class of stockholders of the Company other than the named defendants. The named defendants are the Company and certain of its current and former directors. The complaints alleged, among other things, that members of the Company's Board of Directors presently contemplate either a sale, a merger or other business combination involving Intermark and the Company or one or more of its subsidiaries or affiliates. The complaints sought costs of suit and attorneys' fees and preliminary and permanent injunctive relief and other equitable remedies, including an order requiring the director defendants to carry out their fiduciary duties to the plaintiffs and other members of the class and to take all appropriate steps to enhance the Company's value as a merger or acquisition candidate.

     On motion by the defendants in all three lawsuits, the Delaware Chancery Court ordered the consolidation of the three suits in In re Fuqua Industries, Inc. Shareholder Litigation, Civil Action No. 11974, on May 1, 1991. The action continues to be in the discovery stage.

              OWNERSHIP OF COMPANY STOCK BY DIRECTORS AND OFFICERS

     The members of the Company's Board of Directors and all directors and executive officers of the Company as a group have beneficial ownership of the number of shares of Common Stock indicated in the following table and its footnotes. Unless otherwise indicated in the footnotes, each such individual has sole voting and investment power with respect to the shares set forth in the table.

                                                                     COMMON STOCK            PERCENT
                                                                 BENEFICIALLY OWNED ON         OF
                             NAME                                   APRIL 29, 1994            CLASS
- - ---------------------------------------------------------------  ---------------------       -------
John E. Aderhold...............................................            6,280               *
Michael E. Cahr(1).............................................              -0-
John M. Darden, III(2).........................................           13,000               *
John P. Imlay, Jr..............................................           10,000               *
Clark A. Johnson(2)............................................           11,000               *
Anthony F. Kopp(2).............................................           13,500               *
Richard Nevins(1)..............................................            1,000               *
John D. Phillips(3)............................................        1,000,000              5.3%
Carl E. Sanders(2)(4)(5).......................................           31,497               *
Charles R. Scott(2)(5).........................................          108,085               *
Frederick B. Beilstein, III(2).................................           65,800               *
Walter M. Grant(2)(5)..........................................            8,386               *
Paul N. Kiel(2)(5).............................................            8,681               *
Michael A. Lustig(2)(5)........................................           28,609               *
Directors and Officers as a Group (14 persons)(5)(6)...........        1,305,838              6.9%

- - ---------------

 *  Less than one percent.
(1) Excludes shares owned by Triton (which is the beneficial owner of approximately 24% of the outstanding shares of the Company's Common Stock). Mr. Cahr and Mr. Nevins were designated by Triton to fill the two positions on the Company's Board of Directors that Triton is entitled to fill under the Stockholder Agreement. See "OWNERSHIP OF COMPANY STOCK BY CERTAIN HOLDERS" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."
(2) Includes shares subject to purchase within the next 60 days under the Company's 1989 Stock Option Plan and under the 1991 Non-Employee Director Stock Option Plan.
(3) Includes 700,000 shares owned by Renaissance Partners, a Georgia general partnership in which Mr. Phillips is a general partner, and 300,000 shares subject to purchase by Mr. Phillips within the next 60 days pursuant to the exercise of a stock option. See "AGREEMENTS WITH JOHN D. PHILLIPS." Mr. Phillips disclaims beneficial ownership of the shares owned by Renaissance Partners except to the extent of his interest in Renaissance Partners.
(4) In addition, Mr. Sanders beneficially owns $25,000 face amount (less than 1%) of the Company's 6 1/2% Convertible Subordinated Debentures due in 2002, which are convertible into Common Stock at a conversion price of
    $41 5/8 per share.
(5) Includes shares allocated to the individual employee's accounts under the Employees Stock Purchase Plan as of January 31, 1994.
(6) The number of shares shown for directors and executive officers as a group includes an aggregate of 455,250 shares which are subject to purchase by members of the group within the next 60 days pursuant to the exercise of stock options.

                 OWNERSHIP OF COMPANY STOCK BY CERTAIN HOLDERS

     The following table sets forth, as of the close of business on April 29, 1994, information as to those stockholders known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company's Common Stock (based solely upon filings by each of such stockholders with the Securities and Exchange Commission on Schedule 13D or Schedule 13G):

                                                               COMMON STOCK
                                                               BENEFICIALLY
                                                              OWNED ON APRIL
                     NAME AND ADDRESS                            29, 1994            PERCENT OF CLASS
- - -----------------------------------------------------------  -----------------       ----------------
Triton Group Ltd.(1).......................................      4,413,598                 24.1%
  550 West C
  18th Floor
  San Diego, California 92101
Franklin Resources, Inc.(2)................................      1,424,000                  7.7%
  177 Mariners Island Boulevard
  San Mateo, California 94404
Mellon Bank, as Trustee of.................................      1,090,909                  5.9%
  the Westinghouse Executive
  Pension Trust Fund(3)
  11 Stanwix Street
  Pittsburgh, Pennsylvania 15222
John D. Phillips(4)........................................      1,000,000                  5.3%
  945 E. Paces Ferry Road
  Suite 2210, Resurgens Plaza
  Atlanta, Georgia 30326

- - ---------------

(1) Mr. Nevins serves as a financial advisor to Triton, and Mr. Cahr serves as a director of Triton. Messrs. Nevins and Cahr were designated by Triton to fill the two positions on the Company's Board of Directors that Triton is entitled to fill under the Stockholder Agreement. See also "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." Mr. Nevins and Mr. Cahr disclaim beneficial ownership of the Common Stock owned by Triton.

(2) Franklin Resources, Inc. ("Franklin") is a holding company for investment adviser companies registered under the Investment Advisors Act of 1940. In a Schedule 13G dated February 3, 1994, Franklin stated that its investment advisory client, Templeton Funds, Inc., owned as of December 31, 1993, more than 5% of the outstanding shares of the Company's Common Stock.
(3) Westinghouse Electric Corporation ("Westinghouse") acquired these shares on June 8, 1993 in connection with the acquisition by the Company of substantially all of the assets of Diversified Products Corporation. According to a Schedule 13D filed by Westinghouse, the shares were transferred to the Trustee of the Westinghouse Executive Pension Trust Fund (the "Trustee") on August 31, 1993. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."
(4) John D. Phillips was elected president, chief executive officer and a director of the Company on April 19, 1994. See "AGREEMENTS WITH JOHN D. PHILLIPS." The shares shown in the table as beneficially owned by Mr. Phillips include 700,000 shares owned by Renaissance Partners, a Georgia general partnership in which Mr. Phillips is a general partner, and 300,000 shares subject to purchase by Mr. Phillips within the next 60 days pursuant to the exercise of a stock option. See "AGREEMENTS WITH JOHN D. PHILLIPS." Mr. Phillips disclaims beneficial ownership of the shares owned by Renaissance Partners except to the extent of his interest in Renaissance Partners.

     Intermark (which was merged into Triton on June 25, 1993) originally acquired more than 5% of the outstanding shares of the Company's Common Stock in 1989. In an amended Schedule 13D, dated February 26, 1991, Intermark stated in part the following in respect to its purchase of the Company's Common Stock:

          "Intermark's purpose in acquiring and holding, through Triton, shares of [Actava] Common Stock is to further its ultimate objective of acquiring voting control of [Actava]. Intermark has not formulated any specific plan or proposal in this regard, and . . . there can be no assurance that any such plan or proposal will be developed or as to the term(s) or the timing of any such plan or proposal."

     On July 22, 1993, Triton amended its Schedule 13D to report that it had acquired an additional 75,000 shares of Common Stock, increasing its ownership to 4,413,598 shares (25.03% of the shares then outstanding). In its amended
Schedule 13D, Triton stated in part:

          "Subject to applicable legal requirements and the factors referred to below, Triton may purchase from time to time, in open market or privately-negotiated transactions, additional shares of Actava Common Stock. In determining whether to purchase additional shares of Common Stock, and in formulating any other plan or proposal with respect to Actava, Triton intends to consider various factors, including Actava's financial condition, business and prospects, other developments concerning Actava, price levels of Actava Common Stock, other opportunities available to Triton, developments with respect to Triton's business and general economic and stock market conditions. In this regard, the recent decline in the market price of Actava's Common Stock is a matter of concern to Triton, but also was viewed by Triton as an opportunity to increase its ownership level in Actava to at least 25%. In addition, depending upon, among other things, the matters referred to above, Triton may determine to dispose of all or a portion of its shares of Actava Common Stock.

          Triton desires to work with Actava's Board of Directors and management in an effort to realize value for all of Actava's shareholders. Thus far, however, Actava has been unwilling to work with Triton on such an effort, and there can be no assurances that Actava will be willing to do so in the future."

     On August 2, 1993, Triton again amended its Schedule 13D to report that it had retained an investment banking firm to advise Triton with regard to its interest in the Company and alternatives available to Triton to maximize value from its ownership of the Company's Common Stock. On December 7, 1993, Triton stated in a further amendment to its Schedule 13D:

          "Triton has retained Patricoff & Co. Capital Corp. as its financial adviser to advise Triton as to its 25% stake in Actava and alternatives available to Triton to maximize value from the Actava holdings."

     For further information regarding the relationship between the Company and Triton, see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" below.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ending December 31, 1993, 1992 and 1991, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the executive officers of the Company in all capacities in which they serve:

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                                          --------------------------------
                                                                               AWARDS
                                     ANNUAL COMPENSATION                  -----------------
                        ----------------------------------------------        NUMBER OF          PAYOUTS
NAME AND                                                  OTHER              SECURITIES        -----------
PRINCIPAL                                                ANNUAL              UNDERLYING           LTIP             ALL OTHER
POSITION      YEAR      SALARY ($)    BONUS ($)     COMPENSATION (1)        STOCK OPTIONS      PAYOUTS ($)    COMPENSATION ($)(2)
- - ---------     ----      ----------    ---------    -------------------    -----------------    -----------    -------------------
Charles       1993       $624,984      $93,750          --                      45,500             -0-              $36,968
 R.           1992       $624,984      $75,000          --                      40,000             -0-              $20,853
 Scott(3)     1991(4)    $566,090      $52,083          --                         -0-             -0-                   --
Former
President
and Chief
Executive
Officer
Frederick     1993       $269,783      $41,250          --                      19,100             -0-              $ 4,390
 B.           1992       $257,797      $44,625          --                      20,000             -0-              $ 4,344
 Beilstein,   1991(4)    $146,794      $20,833          --                      15,000             -0-                   --
 III
Senior
Vice
President --
Treasurer
and Chief
Financial
Officer
Walter M.     1993(5)    $110,048      $16,875          --                      20,000             -0-              $41,312
 Grant
Senior
Vice
President
and
General
Counsel
Paul N.       1993       $147,600      $12,300          --                         -0-             -0-              $ 4,860
 Kiel(6)      1992       $147,600      $12,300          --                         -0-             -0-              $ 4,860
Former        1991       $147,600      $12,867          --                       1,000             -0-                   --
Vice
President --
Legal
and
Secretary
Michael       1993       $143,750      $22,500          --                      10,900             -0-              $ 2,700
 A.           1992       $116,249      $18,000          --                      10,000             -0-              $ 2,700
Lustig(7)     1991       $ 79,249      $ 6,666          --                       4,000             -0-                   --
Former
Vice
President --
Corporate
Development

- - ---------------

(1) The Company provides perquisites and other personal benefits to the executive officers of the Company. The value of the perquisites and benefits provided to each executive officer during 1992 and 1993 did not exceed the lesser of $50,000 or 10% of such officer's salary plus annual bonus. The value of these benefits for fiscal years prior to 1992 is not required to be disclosed under the proxy rules promulgated by the Securities and Exchange Commission.
(2) The amounts in this column include (i) premium payments paid by the Company in 1992 and 1993 on behalf of its executive officers under life insurance policies owned by the executive officers, and (ii) relocation allowances of $15,845 and $40,000 provided by the Company to Mr. Scott and Mr. Grant, respectively, in 1993. "All Other Compensation" for fiscal years prior to 1992 is not required to be disclosed under the proxy rules promulgated by the Securities and Exchange Commission. The Company made premium payments of $12,180, $4,200, $4,860 and $2,700 in each of the years 1992 and 1993 on behalf of Messrs. Scott, Beilstein, Kiel and Lustig, respectively, and premium payments of $1,312 in 1993 on behalf of Mr. Grant under the Company's group universal life insurance program. Under this program, the Company's executive officers each own $500,000 of universal life insurance on which the Company pays the premiums. The cash surrender value of these policies as of December 31, 1993 was $26,848 for Mr. Scott, $9,012 for Mr. Beilstein, $23,191 for Mr. Kiel, $7,362 for Mr. Lustig, and $815 for Mr. Grant. In addition, the Company made premium payments of $8,673 and $144 in 1992 and $10,950 and $190 in 1993 on behalf of Messrs. Scott and Beilstein, respectively, under additional term life insurance policies providing death benefits of $1,100,000 and $100,000, respectively, payable to the designated beneficiaries of Messrs. Scott and Beilstein.
(3) Mr. Scott served as president and chief executive officer of the Company from February 1991 until April 19, 1994. He resigned as president and chief executive officer and as a director of the Company on April 19, 1994 but will continue as a senior officer of the Company at his current salary until December 31, 1994. After December 31, 1994, Mr. Scott will serve as a consultant to the Company for a period of two years pursuant to the Post-Employment Consulting Agreement between the Company and Mr. Scott. See "POST-EMPLOYMENT CONSULTING AGREEMENTS."
(4) The amounts shown for 1991 reflect less than a full year of compensation for Messrs. Scott and Beilstein, who were employed by the Company on February 6, 1991 and May 30, 1991, respectively.
(5) The amounts shown for 1993 reflect less than a full year of compensation for Mr. Grant, who was employed by the Company on July 6, 1993.
(6) Mr. Kiel ceased performing policy-making functions for the Company when Mr. Grant was employed as Senior Vice President and General Counsel of the Company in July 1993. The amounts shown in the Summary Compensation Table for Mr. Kiel include all compensation earned by him during 1993, including compensation earned after he ceased to perform policy-making functions. Mr. Kiel's employment with the Company was terminated in March 1994 in connection with a reduction in force in the Company's corporate headquarters. Mr. Kiel asserted that he was entitled to compensation under his severance agreement with the Company, which provided for certain payments if he was terminated within three years of a "change in control" as defined in the severance agreement. The Company disputed this claim and settled with Mr. Kiel by agreeing to make a lump sum payment equal to one year's salary ($147,600) and by entering into a one-year consulting agreement with Mr. Kiel providing for additional payments of $60,000 in exchange for legal services to be provided to the Company by Mr. Kiel.
(7) Mr. Lustig ceased to be an executive officer of the Company when he became Executive Vice President and Chief Financial Officer of Diversified Products Corporation, a wholly owned subsidiary of the Company, in November 1993. The amounts shown in the Summary Compensation Table for Mr. Lustig include all compensation earned by him during 1993, including compensation earned after he ceased to be an executive officer of the Company.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table contains information concerning the grant of stock options and tandem limited stock appreciation rights ("SARs") under the Company's 1989 Stock Option Plan during the fiscal year ended December 31, 1993:

                   OPTION AND SAR GRANTS IN LAST FISCAL YEAR


                                                                                        POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED ANNUAL
                                                                                        RATES OF STOCK PRICE
                                                                                      APPRECIATION FOR OPTION
                                 INDIVIDUAL GRANTS                                              TERM
- - -----------------------------------------------------------------------------------   ------------------------
               (A)                    (B)          (C)          (D)         (E)          (F)           (G)
                                               % OF TOTAL
                                                OPTIONS/
                                                  SARS
                                    OPTIONS/   GRANTED TO     EXERCISE
                                     SARS       EMPLOYEES     OR BASE
                                    GRANTED     IN FISCAL      PRICE     EXPIRATION
                                     #(1)         YEAR         (S/SH)       DATE      5%($)(2)      10%($)(2)
                                    -------   -------------   --------   ----------   ---------     ----------
Charles R. Scott..................   45,500         48%        $13.75      3/31/03          -0-      $279,370
Frederick B. Beilstein, III.......   19,100         20%        $13.75      3/31/03          -0-      $117,274
Walter M. Grant...................   20,000         21%        $8.875      7/19/03    $  89,100      $232,300
Paul N. Kiel......................      -0-         --             --           --          -0-           -0-
Michael A. Lustig.................   10,900         11%        $13.75      3/31/03          -0-      $ 66,926

- - ---------------

(1) The options for Messrs. Scott, Beilstein and Lustig were granted on March 31, 1993, and the options for Mr. Grant were granted on July 19, 1993. The exercise price of each option was equal to the market price on the date of grant. Each option becomes exercisable in cumulative increments of 25% of the total number of shares subject to the option six months from the date of grant and on the first, second, and third anniversaries of the date of grant. The options each have a term of ten years from the date of grant and are not transferrable otherwise than by will or the laws of descent and distribution. Except as provided in each of the option agreements, the options may not be exercised unless the optionee continues to be employed by the Company or one of its affiliates or subsidiaries. In the event of the termination of employment of any of the optionees that is either (i) for "cause" (as defined in each of the option agreements) or (ii) voluntary on the part of such optionee and without the written consent of the Company, any options granted to such optionee, to the extent not theretofore exercised, shall forthwith terminate. In addition, Mr. Scott's options will become immediately and fully exercisable for a period of seven months (but not to exceed ten years from the date of grant) in the event of Mr. Scott's (i) retirement, (ii) termination other than a voluntary termination or termination for "cause", as described above, or (iii) death. See "POST-EMPLOYMENT CONSULTING AGREEMENTS". The purchase price of the shares subject to these options may be paid (i) in cash, (ii) by check payable to the Company, (iii) through the surrender of previously owned stock of the Company, or (iv) by surrendering a portion of any such option equal to the difference between the fair market value of the stock and the option exercise price. The optionees may also elect to have a portion of the shares subject to any such option withheld by the Company to pay any income tax withholding payable by the Company in connection with any option exercise.
(2) The total value of all outstanding shares of Common Stock of the Company, based on the last sale price on the New York Stock Exchange on April 29, 1994 of $8.50, was $155,251,446. If the Common Stock appreciates at the 5% and 10% compounded annual rates assumed in the table, the value of the Company's Common Stock held by all stockholders will increase by $84,566,376 and $208,036,938, respectively, by the expiration date of these options. There can be no assurance that such increases in value will occur.

OPTION AND SAR EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the named executive officers concerning the exercise of options or SARs during the last fiscal year and the number of unexercised options and SARs held as of the end of the fiscal year.
                                                           FY End Value -- $7.50

          AGGREGATED OPTION AND SAR EXERCISES IN LAST FISCAL YEAR AND
                     FISCAL YEAR-END OPTION AND SAR VALUES

                                                                                                 VALUE OF UNEXERCISED IN
                                                                     NUMBER OF UNEXERCISED              THE MONEY
                                                VALUE REALIZED    OPTIONS/SARS AT FISCAL YEAR    OPTIONS/SARS AT FISCAL
                                               (MARKET PRICE AT             END(#)                     YEAR END($)
                             SHARES ACQUIRED    EXERCISE LESS     ---------------------------   -------------------------
           NAME              ON EXERCISE(#)    EXERCISE PRICE)    EXERCISABLE    UNEXERCISED    EXERCISABLE   UNEXERCISED
- - ---------------------------  ---------------   ----------------   -----------   -------------   -----------   -----------
Charles R. Scott...........        -0-                -0-            31,375         54,125          -0-           -0-
Frederick B. Beilstein,
  III......................        -0-                -0-            22,275         31,825          -0-           -0-
Walter M. Grant............        -0-                -0-               -0-         20,000          -0-           -0-
Paul N. Kiel...............        -0-                -0-               500            500          -0-           -0-
Michael A. Lustig..........        -0-                -0-            14,725         15,175          -0-           -0-

PENSION PLANS

     The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Company's qualified defined benefit pension plan and nonqualified supplemental pension plan based on remuneration that is covered under the plans and based on the participant's years of service with the Company and its subsidiaries. The Company's nonqualified supplemental pension plan provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits and provides certain other supplemental pension benefits to certain of the Company's management and highly compensated employees.

                               PENSION PLAN TABLE

                                YEARS OF SERVICE

REMUNERATION        15           20           25           30        40 OR MORE
- - ------------     --------     --------     --------     --------     ----------
  $125,000       $ 37,500     $ 50,000     $ 56,250     $ 62,500      $ 75,000
   150,000         45,000       60,000       67,500       75,000        90,000
   175,000         52,500       70,000       78,750       87,500       105,000
   200,000         60,000       80,000       90,000      100,000       120,000
   225,000         67,500       90,000      101,250      112,500       135,000
   250,000         75,000      100,000      112,500      125,000       150,000
   300,000         90,000      120,000      135,000      150,000       180,000
   400,000        120,000      160,000      180,000      200,000       240,000
   450,000        135,000      180,000      202,500      225,000       270,000
   500,000        150,000      200,000      225,000      250,000       300,000
   600,000        180,000      240,000      270,000      300,000       360,000
   700,000        210,000      280,000      315,000      350,000       420,000
   800,000        240,000      320,000      360,000      400,000       480,000
   900,000        270,000      360,000      405,000      450,000       540,000

     A participant's compensation covered by the Company's pension plan and supplemental pension plan is his or her average annual compensation for the five calendar plan years during the last ten years of the participant's career for which such average is the highest or, in the case of a participant who has been employed for less than five full calendar years, the period of his or her employment with the Company and its subsidiaries ("covered compensation"). A participant's covered compensation generally means the total taxable compensation required to be reported on the participant's Form W-2 for income tax purposes, except that this amount is annualized for periods covering less than a full calendar year. This amount for the named executive officers as of the end of the last calendar year is: Mr. Scott: $694,614; Mr. Beilstein:
$300,648; Mr. Grant: $230,512; Mr. Kiel: $164,250; Mr. Lustig: $174,950. The
estimated years of service for each named executive as of March 1, 1994 is as follows: Mr. Scott: three years; Mr. Beilstein: two years; Mr. Kiel: 25 years; Mr. Lustig: 14 years; Mr. Grant: zero years. Benefits shown are computed as a straight life annuity beginning at age 62. Generally, a participant earns retirement benefits at the rate of 2% of his covered compensation for the first 20 years of service and 1% for each additional 20 years of service. In 1992, the supplemental pension plan was amended to provide that participants over the age of 62 who have not otherwise reached the maximum benefit would earn benefits at the rate of 5% of covered compensation for each year of service after age 62. Participants become vested in their retirement benefits after completing at least five years of service or attaining age 50 or upon retirement after age 62 with at least one year of service. Based on these provisions and the number of years of service completed, the annual vested retirement benefit for each named executive as of March 1, 1994 was as follows: Mr. Scott: $108,612; Mr.
Beilstein: none; Mr. Kiel: $68,724; Mr. Lustig: $30,857; and Mr. Grant: none. A participant's covered compensation for purposes of the pension plan differs from compensation reported in the Summary Compensation Table (the "Table") in that
(i) covered compensation includes certain taxable employee benefits not required to be reported in the Table, and (ii) covered compensation includes all compensation received by the executive during the year (regardless of when it was earned), whereas the Table includes only compensation earned during the year.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. The following report of the Committee discusses generally the Company's executive compensation objectives and policies and the relationship of corporate performance in 1993 to executive compensation.

     The Committee's three primary objectives for executive compensation at the Company are to align executives' interests with those of stockholders, to reward executives appropriately for performance, and to retain good performers. The Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial to the enhancement of stockholder value on the basis that officers who are substantial stockholders in the Company are motivated to act on behalf of all stockholders to optimize overall Company performance. The executive compensation program provides an overall level of executive compensation that is competitive with companies of comparable size with similar market and operating characteristics within the context of the Company's performance achievements. In establishing executive compensation, the Committee takes into account the small size of the Company's executive officer staff relative to the size of the Company and the resulting scope of responsibilities of each executive officer.

     The Company's executive compensation program consists of base salary, a corporate officer bonus plan and stock options. Benefits are also offered to officers that are not based on performance, such as benefits in the event of illness, disability, death or retirement. These benefits are provided to the vast majority of employees of the Company. Executive officers are provided more life insurance than other employees in order to attract and retain strong senior management.

     Base Salary. An executive's base salary is based primarily on job content and market comparisons. The Committee believes that base salaries at least equal to the market average are essential to retaining good performers. During 1993, the Committee, with the assistance of outside consultants, reviewed total officer compensation, including base salaries, against a market comparison group of approximately 200 companies in the consumer goods industry (the "Comparison Group") to assess the current competitiveness of the base salaries of the Company's executive officers. Using the Comparison Group as a frame of reference, the Committee considered the Company's executive compensation in view of the Company's size, number of operating units, and the roles and scope of responsibilities of the Company's executive officers. As a result of this review, some executive officers did not receive increases in their base salaries during 1993 and others received modest increases because of the Committee's belief that their base salaries were at or near the median of the Comparison Group. Other executive officers received larger increases because of an increase in their individual responsibilities. The Committee believes that it is satisfying its policy of paying base salaries that are at least market average for good performers.

     Corporate Officer Bonus Plan. The Corporate Officer Bonus Plan (the "Plan") is based primarily upon two elements of corporate performance: (1) total stockholder return of the Company's stockholders as compared with the S&P average, and (2) attainment of goals recommended by the Committee and approved by the Board of Directors. The specific goals under the Plan for 1993 (the "1993 Plan") involved the sale of specified assets, achievement of budget, and other specified improvements relating to the operating companies. In addition, under the 1993 Plan, the Committee could recommend a discretionary bonus at the end of the year if warranted. The Plan first became effective for fiscal year 1992 and is reviewed each year by the Board of Directors. The 1993 Plan was designed to reflect both an internal and an external perspective on Company performance. Under the 1993 Plan, each executive officer was eligible to receive a maximum bonus equal to 100% of his base salary. A bonus from 0% to 40% of base salary could be earned based upon the Company's outperforming specified percentiles of the S&P 500 Index on total stockholder return (defined in the 1993 Plan as appreciation plus cash dividends for the period from January 1, 1993 to December 31, 1993). For example, the maximum bonus of 40% could be earned only if the Company's total stockholder return exceeded the total stockholder return of 80% of the companies included in the S&P 500 Index. A bonus of up to 60% of base salary could be earned based upon the accomplishment by the Company of the specific goals set forth in the Plan. Thus, the 1993 Plan was designed to reward executive officers both for the accomplishment of internal company goals and for the performance of the Company in the area of total stockholder return as compared to a broad market index. The latter measure provided a check against the Company's internal goal setting process and decreased bonuses if internal performance did not produce additional stock market value for the Company's stockholders. In 1993, bonuses equal to 15% of each participating executive officer's base salary were earned based on the accomplishment of specific goals set by the Board of Directors. No discretionary bonuses were awarded in 1993.

     Stock Options. The Committee believes that the Company's 1989 Stock Option Plan, along with the Corporate Officer Bonus Plan, aligns executives' interests with stockholders because stock options allow executives to benefit when the value of the Company's Common Stock increases. Options to purchase 95,500 shares of the Company's Common Stock were issued during 1993 to various executive officers. The Committee determines the number of option shares granted to an officer based on the individual's performance record, current competitive long-term incentive opportunities as evidenced by the Comparison Group, and the individual's past history of stock option grants. The Company's stock value must increase from the fair market value at time of grant in order for the holders of options to realize any benefit from these rewards. Thus, the holders of options benefit only if all stockholders benefit.

     Chief Executive Officer Compensation. Amounts earned during 1993 by the Company's then president and chief executive officer, Charles R. Scott, are shown in the Summary Compensation Table. Mr. Scott's base salary was established at the time he became the CEO at the same amount earned by the predecessor CEO. This amount has remained unchanged since February 1991. Mr. Scott's maximum bonus payable from the Corporate Officer Bonus Plan is 100% of base salary. This is consistent with the practices of other companies in the Comparison Group. The actual bonus earned by Mr. Scott for 1993 of $93,750 (15% of base salary) was based on the Company's accomplishing two of the goals specified in the Corporate Officer Bonus Plan. These goals involved an asset sale and an acquisition by the Company. Mr. Scott received options to purchase 45,500 shares of stock at $13.75 during 1993. The grant of these options was based on the Committee's assessment of Mr. Scott's performance, his aggregate historical stock option grants, the Company's performance with respect to its long-term strategies, and market competitive practices in the Comparison Group. The Committee believes that this long-term incentive opportunity is conservative when compared to the practices of other companies in the Comparison Group.

     Summary. The Company's executive compensation program is designed to reward the following elements of performance:

          - Individual performance is rewarded through continued employment with the Company and through levels of, and increases to, base salary.

          - Achievement of internal goals approved by the Board of Directors is rewarded through the bonus plan.

          - Competitiveness of total shareholder return as compared to the S&P 500 is rewarded through the bonus plan.

          - Stock price performance is rewarded through the bonus plan and through increases in the value of previously granted stock options.

     The Committee believes that the current program has been effective in rewarding executives appropriately for performance, retaining good performers, and aligning executives' interests with those of stockholders. While the Committee is pleased with the present compensation system, it reserves the right to make changes to the program to the extent necessary to continue to meet its stated goals in future years.

     The Committee is in the process of determining its policy regarding the appropriate procedures for maintaining the deductibility of executive compensation under the Internal Revenue Code of 1986, as amended. No executive officer received compensation during 1993 that would exceed the tax deductibility limit.

                               Submitted by the Compensation Committee of the Company's Board of Directors, April 1, 1994


                                     John M. Darden, III
                                     John E. Aderhold
                                     John P. Imlay, Jr.

STOCK PERFORMANCE GRAPH*

     The graph shown below is a line-graph presentation comparing the Company's cumulative five-year stockholder returns on an indexed basis with the S&P 500 Stock Index, the S&P Consumers' Goods Composite Index (the "Consumer Goods Index") and the Value Line Diversified Companies Index (the "Diversified Companies Index").

                                                                                  Diversified
      Measurement Period          S&P 500 In-                      Consumer      Companies In
    (Fiscal Year Covered)             dex         The Company     Goods Index         dex
1988                                       100             100             100             100
1989                                       132              84             132             122
1990                                       127              37             135              98
1991                                       166              49             193             131
1992                                       179              45             195             154
1993                                       197              28             193             202

         ------------------------

         * Assumes $100 invested on January 1, 1988. Total return assumes reinvestment of dividends, except for the Consumer Goods Index.

     The Diversified Companies Index has been adopted by the Company as its peer group because the Consumer Goods Index does not reflect reinvestment of dividends as required by the rules of the Securities and Exchange Commission.

AGREEMENTS WITH JOHN D. PHILLIPS

     On April 19, 1994, Mr. Phillips was elected president and chief executive officer of the Company. He was also elected to the Board of Directors of the Company. Mr. Phillips succeeds Mr. Scott, who had served as the Company's president and chief executive officer since 1991. At the same time, Renaissance Partners, an investment partnership in which Mr. Phillips serves as a general partner, purchased from the Company 700,000 shares of the Company's Common Stock for $4,462,500, representing a price of $6.375 per share. This price represents the last sale price of the Company's Common Stock on the New York Stock Exchange on April 11, 1994, the day before the Company announced that it had received an investment proposal from Mr. Phillips. The Company has entered into a Registration Rights Agreement with Renaissance Partners pursuant to which the Company has agreed to register with the Securities and Exchange Commission the 700,000 shares of Common Stock purchased by Renaissance Partners.

     Mr. Phillips and the Company are parties to an Employment Agreement dated April 19, 1994 under which the Company agreed to employ Mr. Phillips as its chief executive officer until December 31, 1996. The

Employment Agreement provides that Mr. Phillips will be entitled to receive a base salary at an annual rate of $625,000 per year, which is the same base salary received by Mr. Scott during his term as president and chief executive officer of the Company. Mr. Phillips also is entitled to participate in the Company's Senior Officer Bonus Plan and to receive other benefits provided by the Company to its senior corporate officers. Both the Company and Mr. Phillips have the right to terminate the Employment Agreement at any time. If the Company terminates the Employment Agreement without cause (as defined in the Employment Agreement), then the Company will be required to continue to pay Mr. Phillips' base salary and other benefits through December 31, 1996. If the Company terminates the Employment Agreement with cause or if Mr. Phillips terminates the Employment Agreement, then Mr. Phillips will be entitled to receive his base salary and other benefits only through the date of termination.

     In connection with his employment, Mr. Phillips also received from the Company an option (the "Option") to purchase 300,000 shares of the Company's Common Stock at a price of $6.375 per share. The option may be exercised at any time until the Option terminates on April 18, 2001. Mr. Phillips has the right to transfer the Option in whole or in part at any time. The Company has entered into a Registration Rights Agreement with Mr. Phillips pursuant to which the Company has agreed to register with the Securities and Exchange Commission any shares purchased upon exercise of the Option.

POST-EMPLOYMENT CONSULTING AGREEMENTS

     The Company has entered into Post-Employment Consulting Agreements with each of Messrs. Scott, Beilstein, Lustig, and Grant. These agreements provide that if an executive's employment with the Company is terminated by the Company (other than a termination for cause) or if the executive's employment is terminated by the executive for "good reason", then the Company will retain the executive as a consultant for a period of two years following the date of termination of his employment. An executive may terminate his employment for "good reason" in the event of (i) a reduction in his base salary or benefits other than an across-the-board reduction involving similarly situated employees,
(ii) the relocation of his full-time office to a location greater than 50 miles from the Company's current corporate office, or (iii) a reduction in his corporate title. The agreements provide that the Company, in exchange for the executive's post-employment consulting services, will pay a monthly consulting fee to the executive in an amount equal to the executive's monthly base salary at the time of the termination of his employment. The agreements also provide for the continuation of certain medical and other employee benefits during the two-year consulting period. The consulting payments to which a terminated executive is otherwise entitled under the agreements will be reduced in the event the terminated executive has "earned income" (as defined in the agreements) or retirement income under the Company's retirement plans during the two-year consulting period.

     Mr. Scott resigned as president and chief executive officer and as a director of the Company on April 19, 1994 but will continue to serve as a senior officer of the Company at his current salary until December 31, 1994. After December 31, 1994, Mr. Scott will serve as a consultant to the Company for a period of two years under his Post-Employment Consulting Agreement with the Company. On April 19, 1994, the Board of Directors, subject to legal review, agreed to extend the period during which Mr. Scott may exercise the stock options previously granted to him by the Company through the expiration date of Mr. Scott's Post-Employment Consulting Agreement with the Company. See "STOCK OPTIONS AND STOCK APPRECIATION RIGHTS."

INDEMNIFICATION AGREEMENTS

     The Company entered into indemnification agreements (the "Indemnification Agreements") with each person who was an officer or director of the Company during 1993, and the Company has approved Indemnification Agreements for Mr. Cahr and Mr. Phillips, who became directors in 1994. The Indemnification Agreements provide for indemnification of directors and officers to the full extent authorized or permitted by law. The Indemnification Agreements also provide for (i) advancement by the Company of expenses incurred by the director or officer in defending certain litigation, (ii) the appointment of an independent legal counsel to determine whether the director or officer is entitled to indemnity after a change in control, and (iii) the continued maintenance by the Company of the directors' and officers' liability insurance currently in effect ($5 million of primary coverage and an excess policy providing $5 million of additional coverage). These

Indemnification Agreements were approved by the stockholders of the Company at the 1993 Annual Meeting of Stockholders.

INDEBTEDNESS OF MANAGEMENT

     During 1991, certain executive officers of the Company purchased shares of Common Stock from the Company under the Company's Restricted Stock Plan in exchange for full recourse promissory notes issued to the Company in the amounts indicated below:

                                                                     NO. OF SHARES OF    AMOUNT OF
                         NAME AND TITLE OF                              RESTRICTED      INDEBTEDNESS
                         EXECUTIVE OFFICER                           STOCK PURCHASED     TO COMPANY
- - -------------------------------------------------------------------  ----------------   ------------
Frederick B. Beilstein, III........................................       20,000          $254,719
  Senior Vice President -- Treasurer and Chief Financial Officer
Paul N. Kiel.......................................................        2,000          $ 26,569
  Former Vice President -- Legal and Secretary
Michael A. Lustig..................................................        6,000          $ 81,334
  Former Vice President -- Corporate Development

     These notes are payable on August 1, 2001 and originally provided for interest at 9% per annum. In addition, as a condition of his employment, the Company loaned to Mr. Beilstein $117,000, pursuant to a full recourse promissory note which originally provided for interest at 9% per annum and is payable on August 1, 2001, to finance his purchase of 10,000 shares of the Company's Common Stock in an open market transaction. All of the notes described above were modified in 1993, with the approval of the Compensation Committee, to provide for interest at the prime rate plus 1/2% per annum.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SHAREHOLDER RIGHTS AGREEMENT WITH WESTINGHOUSE

     On June 8, 1993, in connection with the Company's acquisition of substantially all of the assets of Diversified Products Corporation ("DP"), the Company and Westinghouse entered into a Shareholder Rights Agreement with regard to the 1,090,909 shares (the "Westinghouse Shares") which were included in the net purchase price for DP's assets. The Shareholder Rights Agreement provides that Westinghouse has the right (the "Put Right"), under certain circumstances, to require the Company to purchase any Westinghouse Shares owned by Westinghouse at a price equal to $11.00 per share which price is subject to adjustment (the "Applicable Price"). This Put Right may be exercised on June 8, 1994, the first anniversary date of the Shareholder Rights Agreement. In the event that a registration statement is in effect with respect to the Westinghouse Shares under the Securities Act of 1933, as amended, at the time the Put Right is exercised, the Company may request that Westinghouse sell the Westinghouse Shares to purchasers other than the Company in lieu of requiring the Company to purchase such shares. If, pursuant to this request, Westinghouse sells any Westinghouse Shares to purchasers other than the Company for a price less than the Applicable Price, the Company will be required to pay the difference between the price received by the selling shareholder and the Applicable Price. The Company, at its election, may pay this amount in cash or in additional shares of Common Stock of the Company provided that a registration statement is in effect with respect to such additional shares at the time of exercise of the Put Right. The Shareholder Rights Agreement also provides that the Westinghouse Shares will be voted in favor of the slate of nominees for directors of the Company proposed by management of the Company (i) at each regular or special meeting of the Company's stockholders at which directors are elected held between June 8, 1993 and the sixtieth (60th) day after the Exercise Date of the Put Right and (ii) pursuant to any solicitation of votes for directors of the Company circulated between June 8, 1993 and the sixtieth (60th) day after the Exercise Date. Westinghouse has agreed to cause certain transferees of the Westinghouse Shares, including the Westinghouse Executive Pension Trust

Fund which currently holds the Westinghouse Shares, to agree in writing with the Company to vote the Westinghouse Shares held by it in accordance with such provisions.

RELATIONSHIP WITH TRITON

     Triton is the beneficial owner of approximately 24% of the outstanding shares of the Company's Common Stock. See "OWNERSHIP OF COMPANY STOCK BY CERTAIN HOLDERS." Charles R. Scott, the former president and chief executive officer of the Company and currently a senior officer of the Company, served, until February 15, 1993, as chairman and a director of Intermark (which was merged into Triton on June 25, 1993) and as chairman of the board of Triton. Triton and the Company are parties to a Stockholder Agreement which, among other things, contains provisions regarding the composition of the Board of Directors of the Company. Richard Nevins and Michael E. Cahr were designated by Triton and elected as directors of the Company pursuant to the Stockholder Agreement. See "ELECTION OF DIRECTORS -- NOMINEES."

     Stockholder Agreement. On May 22, 1989, Triton and the Company entered into a Stockholder Agreement, as amended (the "Original Stockholder Agreement"), pursuant to which Triton agreed to certain conditions required by the Board of Directors of the Company to obtain its approval, pursuant to Section 203(a)(1) of the Delaware General Corporation Law, for the purchase by Triton of in excess of 15% of the outstanding shares of the Company's Common Stock in open market or private purchases. The Original Stockholder Agreement provided that Triton may not engage, or cause any affiliate of Triton to engage, in any "business combination" (as defined in Section 203 of the Delaware General Corporation Law) with the Company without the prior approval of a majority of the directors of the Company who are "disinterested" from Triton or any affiliate of Triton (except the Company). The Original Stockholder Agreement further provided that the Board of Directors of the Company would consist of not less than seven directors, at least three of whom would be disinterested from Triton, and that Triton would cause all shares of voting stock of the Company owned by it or any affiliate to vote for all of the Company's nominees to the Board of Directors. The Original Stockholder Agreement was entered into when Triton owned 9.9% of the outstanding shares of the Company's Common Stock. The term of the Original Stockholder Agreement originally expired on July 7, 1992, which is the third anniversary of Triton's becoming a 15% owner of Common Stock. On November 27, 1991, the Company and Triton entered into an amendment to the Original Stockholder Agreement in connection with a loan made by the Company to Triton. See "TRITON LOAN" below. The 1991 amendment extended the term of the Original Stockholder Agreement until the later to occur of: (i) July 7, 1993; or (ii) twelve (12) months from the payment in full of the loan made by the Company to Triton, but in no event later than November 27, 1994 unless the loan has not been paid in full by such date, in which case the Original Stockholder Agreement would expire on the date the loan is paid in full.

     In October 1992, Intermark and Triton filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code (the "Chapter 11 Proceeding"). On February 10, 1993, Triton filed a motion with the bankruptcy court in the Chapter 11 Proceeding seeking to have the Original Stockholder Agreement rejected as an executory contract and seeking the bankruptcy court's approval for the use of estate property to fund the solicitation of proxies for Triton's own slate of directors at the Company's 1993 Annual Meeting of Stockholders. On March 8, 1993, the bankruptcy court denied Triton's motion and Triton voted its shares in favor of the Company's nominees for the Board of Directors at the 1993 Annual Meeting of Stockholders.

     On June 4, 1993, the bankruptcy court approved the Joint Plan of Reorganization of Triton and Intermark in the Chapter 11 Proceeding, and Intermark was merged into Triton pursuant to the Plan of Reorganization on June 25, 1993. The Original Stockholder Agreement was amended on June 25, 1993 (the "Stockholder Agreement") pursuant to the Plan of Reorganization to permit Triton to designate two directors (who are not officers or employees of Triton) on an expanded nine-member Board of Directors of the Company as long as Triton continues to own 20% or more of the outstanding shares of the Company's Common Stock. The Stockholder Agreement provides that if Triton's ownership of the Company's Common Stock is reduced to less than 20%, but not less than 10%, then Triton can designate one director, and if Triton's ownership is reduced to less than 10% of the Common Stock, then Triton is not entitled to designate any directors. Under the Stockholder Agreement, Triton is obligated to vote the shares of Common Stock owned by it in favor of the Company's nominees to the Board of Directors so long as any obligations are outstanding under the loan made by the Company to Triton. See "TRITON LOAN" below. In addition, Triton's right to designate any directors under the Stockholder Agreement terminates and each designated director is required to resign if Triton directly or indirectly initiates, participates in, finances or otherwise supports any effort to solicit from other stockholders proxies or consents for the election of directors of the Company other than the Company's nominees for the Board of Directors. The Stockholder Agreement terminates after Triton's obligations under the loan made by the Company to Triton have been satisfied in full and after Triton is no longer entitled to designate any of the Company's directors under the Stockholder Agreement. See "TRITON LOAN".

     Triton Loan. In November 1991, after an independent review by the Company's disinterested directors, the Company and Triton entered into a Loan Agreement (the "Triton Loan Agreement") under which the Company agreed to lend up to $32 million to Triton secured by a pledge of the shares of the Company's Common Stock owned by Triton (the "Triton Loan"). Triton's initial draw under the Triton Loan was approximately $27 million, but subsequent draws, in accordance with margin requirements, increased the principal amount of the Triton Loan to $32 million. In connection with the Triton Loan, Triton granted to the Company a right of first refusal to purchase the shares of the Company's Common Stock held by Triton upon a proposed sale of all or any portion of such shares (voluntary or involuntary) by Triton.

     The proposed Plan of Reorganization originally filed by Triton in the Chapter 11 Proceeding contemplated significant revisions in the terms of the Triton Loan and the elimination of the Stockholder Agreement and the Company's right of first refusal to purchase the shares of the Company's Common Stock owned by Triton. The Company filed an objection to the proposed Plan of Reorganization after a special committee of the Board of Directors consisting of directors not affiliated with Triton (the "Special Committee") concluded that the terms of the proposed Plan of Reorganization were not acceptable. Triton then initiated settlement discussions with the Special Committee in an effort to eliminate the Company's objections to the Plan of Reorganization. As a result of these discussions, the proposed revisions to the terms of the Triton Loan and related documents were modified in a manner acceptable to the Special Committee and the Company withdrew its objections to the Plan of Reorganization.

     In accordance with the settlement agreement reached between Triton and the Company, the Triton Loan Agreement was amended pursuant to the Plan of Reorganization to extend the maturity date of the Triton Loan from November 1994 to April 1997, the interest rate was reduced from prime plus 4% to an escalating rate averaging prime plus 1 3/4% per annum for the balance of the term of the Triton Loan, the ratio of minimum collateral value to loan balance required under the mandatory payment (margin call) provisions of the Triton Loan Agreement was reduced from approximately 154% (approximately $11.25 per share) to 125% (approximately $9.14 per share), and release provisions were added allowing Triton to withdraw shares pledged as collateral if and to the extent the collateral exceeded approximately 190% of the loan balance ($14.00 per share). The Company's right of first refusal with respect to any sale by Triton of its shares of Common Stock of the Company was continued in effect until the Triton Loan is paid in full. These changes in the Triton Loan Agreement and related documents took effect upon consummation of Triton's Plan of Reorganization on June 25, 1993.

     On August 19, 1993, following an unsuccessful attempt by Triton to obtain bankruptcy court approval for a modification or elimination of the mandatory payment (margin call) provisions of the Triton Loan Agreement, the Company and Triton entered into an amendment to the Triton Loan Agreement to permit Triton to make deposits into a deposit account in lieu of pledging additional certificates of deposit pursuant to the mandatory payment (margin call) provisions of the Triton Loan Agreement. As of December 6, 1993, as a result of declines in the market price of the Company's Common Stock, Triton had deposited an aggregate of $7.5 million into a deposit account pursuant to these mandatory payment provisions.

     On December 7, 1993, the Company and Triton executed a further amendment to the Triton Loan Agreement (the "Second Amendment") pursuant to which Triton made a principal payment of $5 million plus accrued interest on the Triton Loan and the loan repayment provisions were revised to provide for quarterly principal payments of $1,250,000 on March 31, June 30, September 30 and December 31 of each year, commencing March 31, 1994, with the remaining balance of the loan being due and payable on April 1,

1997. In addition, the Second Amendment provides that the per share value of the Company's Common Stock shall be deemed to be not be less than $7.50 for purposes of the mandatory payment (margin call) provisions of the Triton Loan. In addition, Triton granted to the Company in connection with the execution of the Second Amendment a security interest in 75,000 additional shares of the Company's Common Stock purchased by Triton earlier in 1993. The effect of the $7.50 valuation floor and the additional security interest was to cause the $7.5 million that had been deposited in the deposit account under the mandatory payment provisions of the Triton Loan Agreement to be released to Triton.

     Triton's Efforts to Refinance the Triton Loan. In February 1994, Triton informed the Company that it was seeking a bank loan to finance its prepayment of the remaining balance of approximately $27 million owed to the Company under the Triton Loan. The Company was advised that Triton's bank lender, as a condition to making a loan to Triton, required that the Company enter into certain agreements to protect the value of the Company's Common Stock to be held by the bank as collateral for the new loan. These agreements included a Stock Rights Agreement and a Registration Rights Agreement. Under the Stock Rights Agreement, the Board of Directors of the Company approved, for purposes of
Section 203 of the Delaware General Corporation Law, any acquisition of the shares of Common Stock of the Company by the bank lender to Triton pursuant to the new loan agreement between Triton and the bank. As a result of the Stock Rights Agreement, the bank lender to Triton would be able to foreclose on the shares of Common Stock of the Company held by Triton without incurring the three-year restrictions on transactions with the Company applicable to any new 15% stockholder under the Delaware corporate law. In addition, the Stock Rights Agreement prohibits the Company from taking certain actions such as adopting a shareholder rights agreement, amending certain provisions of the Company's Certificate of Incorporation and Bylaws, and taking other prescribed actions that would detrimentally affect the rights of Triton's new lender as a stockholder of the Company. Under the Registration Rights Agreement, the Company granted certain registration rights to the bank lender to permit it to register with the Securities and Exchange Commission any shares of Common Stock of the Company that it acquires upon foreclosure of the new loan to Triton. The Company's directors approved these agreements, after considerable discussion with representatives of Triton and after the Company had obtained an agreement from Triton committing that Triton would use the proceeds of this new loan to prepay its obligations to the Company in full. These agreements expire if the Triton Loan is not paid in full by July 1, 1994.

     On March 2, 1994, Triton amended its Schedule 13D filed with the Securities and Exchange Commission to report that it had obtained the bank commitment discussed above which would permit Triton to prepay in full its obligations to the Company under the Triton Loan. The amended Schedule 13D stated that the commitment remained subject to the preparation of definitive documents and to certain conditions to closing. The Schedule 13D also stated that Triton intended to communicate with up to ten major holders of the Company's Common Stock with respect to the strategic direction and performance of the Company and that Triton would not make any further decisions with respect to its holdings of the Company's Common Stock until it had received the results of such communications.

     On March 15, 1994, a further amendment to Triton's Schedule 13D was filed stating that the new loan that would enable Triton to prepay in full the remaining balance owed to the Company under the Triton Loan was scheduled to be funded on or about March 31, 1994, subject to certain conditions, and that Triton "may seek to impose certain requirements on [the Company] as a condition to Triton's prepayment of the loan, including, but not limited to, possible additional nominees of Triton on [the Company's] Board of Directors." Triton's 13D amendment stated that Triton supported the effort of the Company's Board of Directors in its search for a new president and chief executive officer of the Company and that Triton had suggested that the Company's Board of Directors convene a meeting prior to the prepayment of the Triton Loan to consider further these matters.

     On March 29, 1994, the Company's Board of Directors received a letter from Triton seeking assurances from the Board of Directors that it would not take certain actions (including selection of a new chief executive officer and any sale of a major asset) over the objection of Triton and demanding that the Company pay $1 million of Triton's alleged costs in arranging the loan to refinance the Triton Loan. The Company's counsel responded to this letter by stating that the disinterested directors of the Company had made it clear that they did not believe it is in the best interest of the Company for the repayment of the Triton Loan to be linked to additional concessions to Triton. On March 31, 1994, Triton's representatives advised representatives of the Company that Triton had decided not to proceed at that time with the closing of its bank loan to finance the prepayment of the Triton Loan and that Triton would pursue certain alternatives to reduce the cost of its new bank loan prior to the expiration of the bank lender's commitment on June 30, 1994.

    COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than 10% beneficial owners were complied with by such persons during the fiscal year ended December 31, 1993, except that Mr. Aderhold failed to file a timely Form 4 Report with respect to his purchase of 1,000 shares of the Company's Common Stock in December 1993.

                              II.  OTHER BUSINESS

     No other matters are to be presented for action at the Annual Meeting of Stockholders other than as set forth in Item I of this proxy statement.

ANNUAL REPORT

     The Company's 1993 Annual Report to Stockholders has previously been distributed to stockholders of record as of April 29, 1994.

INDEPENDENT ACCOUNTANTS

     Ernst & Young, a firm of independent public accountants, was engaged by the Company to examine its financial statements for the year 1993. The appointment of auditors is approved annually by the Board of Directors. The decision of the Board of Directors is based on the recommendation of the Audit Committee. Ernst & Young has been appointed the Company's independent public accountants for the year 1994. A representative of Ernst & Young is expected to attend the Annual Meeting of Stockholders and will have the opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions from stockholders.

STOCKHOLDER PROPOSALS

     Any stockholder of the Company who wishes to present a proposal at the 1995 Annual Meeting of Stockholders of the Company, and who wishes to have such proposal included in the Company's proxy statement for that meeting, must deliver a copy of such proposal to the Company at 4900 Georgia-Pacific Center, Atlanta, Georgia 30303, Attention: Corporate Secretary, no later than December 10, 1994; provided, however, that if the 1995 Annual Meeting of Stockholders is held on a date more than 30 days before or after the corresponding date of the 1994 Annual Meeting, any stockholder who wishes to have a proposal included in the Company's proxy statement for that meeting must deliver a copy of the proposal to the Company a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company's proxy statement any stockholder's proposal which does not comply with the rules of the Securities and Exchange Commission for inclusion therein.

     YOU ARE ENCOURAGED TO LET US KNOW YOUR PREFERENCE BY MARKING THE APPROPRIATE BOXES ON THE ENCLOSED PROXY.

                            THE ACTAVA GROUP INC.


               133 Peachtree Street - 4900 Georgia-Pacific Center
                            Atlanta, Georgia 30303

                                    PROXY
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 10, 1994


     The undersigned hereby appoints FREDERICK B. BEILSTEIN, III, VICTOR E. GOETZ and WALTER M. GRANT, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of The Actava Group Inc., held of record by the undersigned on April 29, 1994, at the Annual Meeting of Stockholders of The Actava Group Inc. to be held at the Georgia-Pacific Center Auditorium, 133 Peachtree Street, Atlanta, Georgia 30303, at 11:00 a.m. local time, on Friday, June 10, 1994 and any adjournments thereof.

                  (CONTINUED AND TO BE SIGNED ON OTHER SIDE)




                            *FOLD AND DETACH HERE*

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES.



MANAGEMENT RECOMMENDS A VOTE FOR ALL NOMINEES:

1. Election of Directors:                                  John E. Aderhold, Michael E. Cahr, John M. Darden, III, John P. Imlay,
                                                           Jr., Clark A. Johnson, Anthony F. Kopp, Richard Nevins, John D. Phillips
FOR all nominees        WITHHOLD                           and Carl E. Sanders
(except as marked      vote from
 to the right)        all nominees                         (INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                                                           WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)
   [ ]                  [ ]

                                                          --------------------------------------------------------------------------
2. In their discretion, the Proxies are authorized
   to vote as described in the proxy statement and upon
   such other business as may properly come before the
   meeting.

   [ ]                                                                    Dated:
                                                                                ----------------------------------------------, 1994


                                                                          ----------------------------------------------------------
                                                                          Signature


                                                                         -----------------------------------------------------------
                                                                         Signature if held jointly

                                                                         Please sign exactly as name appears on Stock Certificate.
                                                                         If stock is held in the name of two or more persons, all
                                                                         must sign.  When signing as attorney, executor,
                                                                         administrator, trustee, or guardian, please give full
                                                                         title as such.  If a corporation, please sign in full
                                                                         corporate name by president or other authorized
                                                                         officer.  If a partnership, please sign in partnership
                                                                         name by authorized person.

                                                                         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
    *PLEASE MARK INSIDE BLUE BOXES SO THAT DATA                          USING THE ENCLOSED ENVELOPE.
    PROCESSING EQUIPMENT WILL RECORD YOUR VOTES*


                                                      *FOLD AND DETACH HERE*


                            THE ACTAVA GROUP INC.

              133 Peachtree Street - 4900 Georgia-Pacific Center
B                           Atlanta, Georgia 30303

A

L                       I hereby instruct the Trustees of The Actava Group Inc.
              Employees Stock Purchase Plan (Automatic Account "Paysop") to vote
L             by proxy the number of shares of Actava Common Stock indicated on the reverse side of this ballot, in connection with the Annual
O             Meeting of Stockholders of Actava on Friday, June 10, 1994.

T

                  (CONTINUED AND TO BE SIGNED ON OTHER SIDE)


                            *FOLD AND DETACH HERE*

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES.



MANAGEMENT RECOMMENDS A VOTE FOR ALL NOMINEES:

1. Election of Directors:                                  John E. Aderhold, Michael E. Cahr, John M. Darden, III, John P. Imlay,
                                                           Jr., Clark A. Johnson, Anthony F. Kopp, Richard Nevins, John D. Phillips
FOR all nominees        WITHHOLD                           and Carl E. Sanders
(except as marked      vote from
 to the right)        all nominees                         (INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                                                           WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)
   [ ]                  [ ]

                                                          --------------------------------------------------------------------------
2. In their discretion, the Proxies are authorized
   to vote as described in the proxy statement and upon
   such other business as may properly come before the
   meeting.

   [ ]                                                                    Dated:
                                                                                ----------------------------------------------, 1994


                                                                          ----------------------------------------------------------
                                                                          Signature


                                                                         -----------------------------------------------------------
                                                                         Signature if held jointly

                                                                         Please sign exactly as name appears on Stock Certificate.
                                                                         If stock is held in the name of two or more persons, all
                                                                         must sign.  When signing as attorney, executor,
                                                                         administrator, trustee, or guardian, please give full
                                                                         title as such.  If a corporation, please sign in full
                                                                         corporate name by president or other authorized
                                                                         officer.  If a partnership, please sign in partnership
                                                                         name by authorized person.

                                                                         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
    *PLEASE MARK INSIDE BLUE BOXES SO THAT DATA                          USING THE ENCLOSED ENVELOPE.
    PROCESSING EQUIPMENT WILL RECORD YOUR VOTES*


                                                      *FOLD AND DETACH HERE*


                            THE ACTAVA GROUP INC.

B             133 Peachtree Street - 4900 Georgia-Pacific Center
                            Atlanta, Georgia 30303
A

L
         I hereby instruct the Trustees of The Actava Group Inc. Employees Stock
L Purchase Plan to vote by proxy the number of shares of Actava Common Stock indicated on the reverse side of this ballot, in connection with the Annual
O   Meeting of Stockholders of Actava on Friday, June 10, 1994.

T


                  (CONTINUED AND TO BE SIGNED ON OTHER SIDE)





                            *FOLD AND DETACH HERE*

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES.



MANAGEMENT RECOMMENDS A VOTE FOR ALL NOMINEES:

1. Election of Directors:                                  John E. Aderhold, Michael E. Cahr, John M. Darden, III, John P. Imlay,
                                                           Jr., Clark A. Johnson, Anthony F. Kopp, Richard Nevins, John D. Phillips
FOR all nominees        WITHHOLD                           and Carl E. Sanders
(except as marked      vote from
 to the right)        all nominees                         (INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                                                           WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)
   [ ]                  [ ]

                                                          --------------------------------------------------------------------------
2. In their discretion, the Proxies are authorized
   to vote as described in the proxy statement and upon
   such other business as may properly come before the
   meeting.

   [ ]                                                                    Dated:
                                                                                ----------------------------------------------, 1994


                                                                          ----------------------------------------------------------
                                                                          Signature


                                                                         -----------------------------------------------------------
                                                                         Signature if held jointly

                                                                         Please sign exactly as name appears on Stock Certificate.
                                                                         If stock is held in the name of two or more persons, all
                                                                         must sign.  When signing as attorney, executor,
                                                                         administrator, trustee, or guardian, please give full
                                                                         title as such.  If a corporation, please sign in full
                                                                         corporate name by president or other authorized
                                                                         officer.  If a partnership, please sign in partnership
                                                                         name by authorized person.

                                                                         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
    *PLEASE MARK INSIDE BLUE BOXES SO THAT DATA                          USING THE ENCLOSED ENVELOPE.
    PROCESSING EQUIPMENT WILL RECORD YOUR VOTES*


                                                      *FOLD AND DETACH HERE*
